Exhibit 99.1

American States Water Company Announces Appointment of New Director

SAN DIMAS, Calif.--(BUSINESS WIRE)--January 4, 2013--Effective January 2, 2013, American States Water Company (“AWR”) appointed John R. Fielder as a class III director of the Company to serve until the Company’s annual meeting in 2014 or until his successor is duly elected and qualified. Mr. Fielder is also appointed as a director of the Company’s wholly-owned subsidiary, Golden State Water Company. In addition, the size of the respective boards of directors has been increased from ten to eleven.

Following a distinguished 40-year career with Southern California Edison Company (“SCE”), Mr. Fielder retired at the end of 2010 as President of SCE, where he was responsible for operations support, customer service, information technology, environmental affairs, state regulatory and public affairs, and employee relations. He also worked with the CEO of SCE to develop the strategy for the company. Before being promoted to President of SCE in 2005, he held various leadership positions including Senior Vice President of Regulatory Policy and Affairs for 14 years, and Vice President of Information Services.

Mr. Fielder has served on a number of not-for-profit boards during his career and currently serves as chairman of the board of the Long Beach Aquarium of the Pacific and as a board member of both the Long Beach Memorial Hospital Foundation and the Rancho Los Cerritos Foundation. He also currently serves as a member of the Energy Efficiency Institute Global Advisory Committee for the University of California, Santa Barbara. He had also served on various industry association boards during his career.

“Mr. Fielder brings a unique blend of experience to our board that will be very helpful to the Company. His experience as a leader of an investor-owned utility that operates in southern California and his deep California regulatory expertise give him a great perspective,” said Lloyd E. Ross, chairman of the board of directors of AWR. “We are delighted to have him join the board of directors of the Company.”

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of every 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707